Exhibit 6.8

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made and entered into effective as of September 12,2022, by and among HENRY PRATT COMPANY, LLC, a Delaware limited liability company ("Seller"), and TERRACYCLE US, LLC, a Delaware limited liability company ("Purchaser").

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement effective as of July 13, 2022 (the "Agreement"), as amended, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain real property located at 401 S Highland Avenue, Aurora, Kane County, Illinois (the "Property") and as more particularly described on Schedule 1.1(a) attached to the Agreement, on the terms and conditions set forth in the Agreement;

WHEREAS, the parties desire to amend and modify certain terms and provisions of the Agreement, as set forth hereinbelow.

NOW, THEREFORE, for and in consideration of ten dollars ($10.00), the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

1.            The recitations and facts set forth above are true, accurate and complete and are incorporated herein by this reference. Any term used herein and not defined in this Amendment shall have the meaning ascribed thereto in the Agreement.

2.            The definition of "Purchase Price" is hereby modified to delete the phrase "Five Million Seven Hundred Thousand Dollars ($5,700,00.00)" and replace it with "Five Million Five Hundred Thousand Dollars ($5,500,000.00)".

3.            The Due Diligence period referenced in Sections 3.1, 3.2, and 3.3 of the Agreement is hereby extended for an additional 15-day period from the date of this Amendment.

4.            Except as specifically modified herein, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Time is of the essence hereof.

5.            This Amendment may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, provided all are identical in all other respects, and all of which taken together shall constitute one and the same agreement. The parties agree that a signed copy of this Amendment sent by facsimile, or an Adobe Acrobat PDF file sent bye mail shall be deemed an original, but the parties agree to circulate an original for signature at a later point in time upon the request of either party.

[Signature Block Follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

SELLER:

HENRY PRATT COMPANY, LLC,
a Delaware limited liability company

By:	Marietta Edmunds Zakas	(SEAL)
Name:	Marietta Edmunds Zakas
Title:	Executive VP and Chief Financial Officer

PURCHASER:

TERRACYCLE US, LLC,
a Delaware limited liability company

By:	/s/ Richard Perl	(SEAL)
Name:	Richard Perl
Title:	Chief Administrative Officer

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